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                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made this 19th day of October, 1999, by and between Daniel J. Hill ("Executive") and CERPROBE CORPORATION, a Delaware corporation ("Cerprobe"), effective January 1, 2000 ("Effective Date").

                                 R E C I T A L S

      Cerprobe wishes to retain the services of Executive pursuant to this Employment Agreement, the terms and provisions of which are set forth below.

      NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

      1. POSITION AND DUTIES.

            During the Term (as defined in Section 5) Executive will continue to be employed by Cerprobe as its Executive Vice President and Chief Operating Officer and shall perform those duties as from time to time determined by the Board of Directors of Cerprobe ("Board") in accordance with the policies, practices and bylaws of Cerprobe. During the Term, the Board may, in its sole discretion, appoint Executive as a member of the Board.

            Executive shall serve Cerprobe faithfully, loyally, honestly, and to the best of Executive's ability. Executive will devote Executive's best efforts and substantially all of the Executive's business time to the performance of Executive's duties for, and in the business and affairs of, Cerprobe.

            Subject to Section 7, the Board reserves the right, in its sole discretion, to change or modify Executive's position, title, and duties during the Term of this Agreement.

      2. BASE SALARY.

            Commencing on the Effective Date and during the first 12 months of this Agreement, Executive's base salary will be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000), payable in accordance with Cerprobe's customary payroll practice. Executive's base salary will be reviewed annually by the Board in accordance with Cerprobe's compensation review policies and practices, all as determined by Cerprobe in its discretion; provided that in no event shall the amount of Executive's base salary be decreased.

      3. SIGN-ON BONUS AND INCENTIVE COMPENSATION.

            A. Sign-On Bonus. As of the date of this Agreement, the Company shall pay the Executive a sign on bonus equal to the net after-tax amount that Executive is required to repay to Price Waterhouse upon his termination of employment with that firm, up to $100,000 (net after income and employment taxes).
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            B. Incentive Compensation. Cerprobe has a performance-based compensation program for other members of its senior management that is discretionary in nature and based on among other things the financial performance of Cerprobe and the Executive's value in achieving this performance. Executive shall be eligible to participate in any and all performance-based incentive compensation program that the Board has established or may in the future establish for Executive, as well as any performance-based incentive compensation program established from time to time for other members of Cerprobe's senior management.

      4. INITIAL STOCK OPTION GRANT AND OTHER AGREEMENTS.

            A. Initial Stock Grant. As of the date this Agreement is signed, but subject to approval by the Company's Board of Directors, Cerprobe will grant to Executive an option to purchase an aggregate of 200,000 shares of the Company's common stock, subject to the terms and conditions set forth in a separate stock option agreement.

            B. Other Agreements. Cerprobe and Executive may, from time to time, enter into one or more agreements relating to specific benefit and/or compensation programs including without limitation, a change of control agreement, stock option agreements, stock purchase agreements, and stock grant agreements. Nothing in this Agreement is intended to alter or modify any of such agreements, which an referred to below as "Ancillary Agreements."

      5. TERM AND TERMINATION.

            This Agreement will Agreement will continue in full force and effect until terminated by the parties. This Agreement may be terminated in any of the following ways: (a) it may be negotiated and replaced by a written agreement signed by both parties; (b) Cerprobe may elect to terminate this Agreement, with or without "Cause," as defined below; (c) Executive may elect to terminate this Agreement with or without "Good Reason," as defined below; or (d) either party may serve notice on the other of its or his desire to terminate this Agreement at the end of the Term.

            The "Term" of this Agreement shall begin on the Effective Date and shall expire by its terms on December 31, 2001 unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, the "Term" of this Agreement shall renew automatically for additional 12-month periods unless terminated accordance with the provisions of this Agreement.

      6. TERMINATION BY CERPROBE.

            A. Termination for Cause. Cerprobe may terminate this Agreement and Executive's employment for Cause at any time upon written notice. For purposes of this Agreement, "Cause" shall be limited to discharge resulting from a determination by Cerprobe that Executive has: (i) been convicted of a felony involving dishonesty, fraud, theft or embezzlement; (ii) repeatedly failed or refused, in a material respect, to follow reasonable policies or directives established by Cerprobe and after written notice thereof


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from Cerprobe, and a reasonable opportunity by Executive to cure such failures or refusals after having been given reasonable written notice of such failures or refusals; (iii) willfully and persistently failed to attend to the material duties or obligations imposed upon Executive under this Agreement after reasonable written notice from Cerprobe and a reasonable opportunity by Executive to cure such failure; (iv) performed an act or failed to act, which, if Executive were prosecuted and convicted, would constitute a felony involving $1,000 or more of money or property of Cerprobe; or (v) intentionally misrepresented or concealed a material fact for purposes of securing employment with Cerprobe or this Agreement.

            If this Agreement and Executive's employment are terminated by Cerprobe for Cause, Executive shall receive no Severance Benefits.

            B. Termination Without Cause. Cerprobe also may terminate this Agreement and Executive's employment at any time or elect to not renew this Agreement at the end of any Term without Cause by giving at least 60 days prior written notice to Executive. In the event (i) this Agreement and Executive's employment are terminated by Cerprobe, or (ii) Cerprobe elects not to renew this Agreement at the end of any Term, without Cause, Executive shall be entitled to receive Severance Benefits pursuant to Section 9.

      7. TERMINATION BY EXECUTIVE.

            Executive may terminate this Agreement and his employment with or without "Good Reason" in accordance with the provisions of this Section 7.

            A. Termination For Good Reason. Executive may terminate this Agreement and Executive's employment for "Good Reason" by giving written notice to Cerprobe within 60 days (or such longer period as may be agreed to in writing by Cerprobe) of Executive's reason(s) for believing that "Good Reason" for his termination of employment exists.

            Executive shall have "Good Reason" to terminate his Agreement and Executive's employment upon the occurrence of any of the following events: (i) the assignment to Executive of any duties that are inconsistent with, or the reduction of powers or functions associated with, Executive's position, duties, or responsibilities with Cerprobe, or an adverse change in Executive's titles, authority, or reporting responsibilities, or in conditions of Executive's employment, (ii) the Executive's base salary is reduced or the potential incentive compensation (or bonus) to which Executive may become entitled to at any level of performance by the Executive or Cerprobe is reduced, (iii) the failure of Cerprobe to cause any successor to expressly assume and agree to be bound by the terms of this Agreement, (iv) any purported termination by Cerprobe of Executive's employment for grounds other than for "Cause," (v) Cerprobe relieving the Executive of Executive's duties other than for "Cause," or (vi) Executive is required to relocate to an employment location that is more than fifty (50) miles from San Jose, California.


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            If Executive terminates this Agreement and his employment for Good
Reason, Executive shall be entitled to receive Severance Benefits pursuant to
Section 9.

            B. Termination Without Good Reason. Executive also may terminate this Agreements and Executive's employment without Good Reason at any time by giving 60 days notice to Cerprobe. If Executive terminates this Agreement and Executive's employment without Good Reason, Executive shall not be entitled to receive Severance Benefits pursuant to Section 9.

      8. DEATH OR DISABILITY

            This Agreement will terminate automatically on Executive's death. Any salary or other amounts due to Executive for services rendered prior to Executive's death shall be paid to Executive's surviving spouse, or if Executive does not leave a surviving spouse, to Executive's estate. No other benefits shall be payable to Executive's estate or heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained in whole or in part by Cerprobe for the benefit of Executive, his estate or heirs.

            In the Executive becomes "Disabled," Executive's employment hereunder and Cerprobe's obligation to pay Executive's salary shall continue for a period of 12 months from the date of such Disability, at which time Executive's employment hereunder shall automatically cease and terminate. Executive shall be considered "Disabled" or to be suffering from a "Disability" for purposes of this Section 8 if, in the reasonable, good faith judgment of a licensed physician selected by the Board, Executive is unable for a period of 90 consecutive business days to perform the essential functions of Executive position required under this Agreement, with or without reasonable accommodations, because of a physical or mental impairment. Any dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by the Board, provided, however, that if Executive does not accept the opinion of the licensed physician selected by Cerprobe, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by Executive; provided further, however, that if Cerprobe does not accept the opinion of the licensed physician selected by Executive, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Cerprobe and Executive, respectively.

      9. SEVERANCE BENEFITS

             If this Agreement and Executive's employment are terminated without Cause pursuant to Section 6(B) hereof or if Executive elects to terminate this Agreement for Good Reason pursuant to Section 7(A) hereof, Executive shall receive the "Severance Benefits" as provided by this Section. The Severance Benefits shall be payable in a single lump sum within 10 days following termination of employment and shall equal the greater of (i) sum of (a) the Executive's base salary for the unexpired Term, and (b) the average of incentive compensation paid to the Executive for the two years prior to the date of termination multiplied by a fraction, the numerator of which is the number of months remaining from the date of termination to the end of the Term and the


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denominator of which is 12, and (ii) the sum of (x) Executive's base salary for a 12-month period as in effect on the date of termination and (y) the average on an annual basis of incentive compensation paid to the Executive for the two years prior to the date of termination. In addition, the Executive shall continue to receive life, disability, accident and group health insurance benefits substantially similar to those which he was receiving immediately prior to his termination of employment until the earlier of the end of the period of 12 months following his termination of employment or the day on which he becomes eligible to receive any substantially similar continuing health care benefits under any Plan or program of any other employer. If a particular insurance benefit may not be continued for any reason, Cerprobe shall pay Executive the amount necessary to permit Executive to purchase the same insurance benefits as were provided by Cerprobe, such payment to be made to Executive in a single lump sum. The benefits provided pursuant to this Section shall be provided on substantially the same terms and conditions as they were provided prior to the termination of employment, except that the full cost of such benefits shall be paid by the Cerprobe. The Executive's right to receive continued coverage under the Cerprobe's group health plans pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as it may be amended or replaced from time to time, shall commence following the expiration of his right to receive continued benefits under this Agreement.

            Executive shall have no duty to mitigate damages in order to receive the benefits provided by this Section.

            If Cerprobe terminates the Agreement and Executive's employment for Cause, or if Executive voluntarily terminates this Agreement and Executive's employment without Good Reason prior to the end of the Term, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive's death or disability while in the active employ of Cerprobe.

      10. RELOCATION REIMBURSEMENT AND BENEFITS

            A. Relocation Expense Reimbursement. Executive understands that his position with Cerprobe will require him to relocate from Southern California to Northern California. To that end, Cerprobe will reimburse Executive for expenses incurred directly in connection with this move (including for example moving and storage expenses) up to an amount not to exceed $30,000. In addition, Cerprobe will pay Executive for expenses incurred in selling his home in Southern California (including for example, closing costs and real estate commissions) up to an amount not to exceed $125,000.

            B. General Benefits. Executive will be entitled to participate in all employee benefit plans, including, but not limited to, retirement plans, stock option plans, life insurance plans and health and dental plans available to other Cerprobe employees, subject to restrictions (including waiting periods) specified in the applicable Plan. Executive is entitled to four weeks of paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with Cerprobe's standard vacation policies.


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      11. CONFIDENTIALITY AND NON-DISCLOSURE

            During the course of Executive's employment, Executive has and will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to financial information, annual report, audited and unaudited financial reports, strategic plans, business plans, marketing strategies, new business strategies, personnel and compensation information, and other such reports, documents or information. In the event Executive's employment is terminated by either party for any, reason, Executive will return to Cerprobe and Executive will not take, any copies of such documents, computer print-outs, computer tapes, floppy disks, CD ROMS, etc., in any form, format or manner whatsoever, nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Cerprobe consents to be disclosed, with such consent to be in writing. The provisions of this
Section 11 shall survive the termination of this Agreement.

      12. COVENANT-NOT-TO-COMPETE

            A. Interests to be Protected. The parties acknowledge that during the Term, Executive will perform essential for Cerprobe, its employees and shareholders, and for customers of Cerprobe. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Cerprobe's clients on a first-hand basis and will gain valuable insight as to the clients' operations, personnel and need for services. In addition, Executive will be to, have access to, and be required to work with, a considerable amount of Cerprobe's confidential and proprietary information, including but not limited to information concerning Cerprobe's methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists.

            The parties also expressly recognize and acknowledge that the personnel of Cerprobe have been trained by, and are valuable to Cerprobe, and that if Cerprobe must hire new personnel or retrain existing personnel to fill vacancies Cerprobe will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Cerprobe in any manner whatsoever, it would seriously impair the goodwill and diminish the value of Cerprobe's business.

            The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and that it is necessary for the protection of Cerprobe, its shareholders and employees.

            For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "Covenant-Not-To-Compete") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the


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opportunity to consult with independent legal counsel before entering into this
Agreement.

            B. Devotion to Employment. Executive shall devote substantially all of Executive's business time and best efforts to the performance of Executive's duties on behalf of Cerprobe. During the term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Cerprobe, engage in any outside employment, or in any activity competitive with or adverse to Cerprobe's business, practice or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with Cerprobe. Participation to a reasonable extent in civic, social or community activities is encouraged.

            C. Non-Solicitation of Customer or Suppliers. During the term of Executive's employment with Cerprobe and for a period of 12 months after the expiration or termination of employment with Cerprobe, regardless of who initiates the termination, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact encourage, handle or solicit, or cause others to solicit, any person or other entity that is, or was within the 12-month period immediately prior to the date of Executive's termination, a customer or supplier of Cerprobe or any of its subsidiaries or affiliates, for the purpose of soliciting, selling or purchasing from such customer or supplier the same, similar, or related services or products that are provided by, or purchased by, Cerprobe or any of its subsidiaries or affiliates. Notwithstanding the foregoing, the obligations of Executive under this Section 12(C), shall terminate only if the employment of Executive is terminated by Cerprobe without Cause or if Executive terminates his employment for Good Reason. If Executive violates Executive's obligations under this Section 12(C), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

            D. Non-Solicitation of Employees. During the term of Executive's employment with Cerprobe and for a period of 12 months after the termination of employment with Cerprobe, regardless of who initiates the termination, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, seek to hire, and/or hire any person who, on the date hereof, or on the date of Executive's termination, is an employee of Cerprobe or any of its subsidiaries or affiliates, and that receives annual compensation in excess of $25,000, for employment or as an independent contractor with any person or entity (other than Cerprobe or any of its subsidiaries or affiliates), unless first authorized in writing by Cerprobe, which authorization may be withheld in the sole and absolute discretion of Cerprobe. If Executive violates Executive's obligations wider this Section 12(D), then the time


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periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

            E. Competing Business. During the term of Executive's employment and for a period of 12 months after the termination of employment with Cerprobe, regardless of who initiates the termination, Executive shall not, directly or indirectly, (including, without limitation, as a partner, director, officer or employee of, or lender or consultant to, any other personal entity, or shareholder (other than as the holder of less than five percent of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, or in any other capacity, within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the same or similar business as Cerprobe and its subsidiaries, or any aspect thereof, unless first authorized in writing by Cerprobe, which authorization may be withheld in the sole and absolute discretion of Cerprobe. For purposes of this Section 12(E), the term "Restricted Territory" shall mean any geographical service area where Cerprobe or any of its subsidiaries and affiliates is engaged in business, sells products or performs services or was considering engaging in business at any time, prior to the termination or at the time of termination. Notwithstanding the foregoing, the obligations of Executive under this Section 12(E), shall terminate only if Executive is terminated by Cerprobe without Cause or if Executive terminates his employment for Good Reason. If Executive violates Executive's obligations under this Section 12(E), then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

            F. Judicial Amendment. If the scope of any provision of this Section 12 is found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

            G. Injunctive Relief Damages and Forfeiture. Due to the nature of Executive's position with Cerprobe, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Cerprobe's interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Cerprobe may seek to enforce this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

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            H. Survival. The provisions of this Section 12, shall survive the termination of this Agreement.

      13. DEFERRAL OF AMOUNTS PAYABLE UNDER THIS AGREEMENT.

            Any payment due pursuant to this Agreement may be deferred if and to the extent that the payment does not satisfy the requirements to be "qualified performance-based compensation" (as such term is defined by the regulations issued under Section 162(m) of the Internal Revenue Code, of 1986 (the "Code")) and when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, the payment exceeds the limitations on deductibility under Section 162(m) of the Code. The deferral of payments shall be in the discretion of the Board. Such deferred amounts shall be paid no later than the 60th day after the end of the next succeeding calendar year, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under Section 162(m) of the Code. If the payments in such succeeding calendar year exceed the limitations on deductibility under Section 162(m) of the Code, such payments shall continue to be deferred to the next succeeding year. The above procedure shall be repeated until such payments can be and is fully paid without exceeding the limitation on deductibility under Section 162(m) of the Code.

      14. AMENDMENTS

            This Agreement and the Ancillary Agreements constitute the entire agreement between the parties as to the subject matter hereof. Accordingly, there are no side agreements or verbal agreements other than those that are stated in this document or in the Ancillary Agreements. Any amendment, modification or change in said Agreements must be done so in writing and signed by both parties.

      15. SEVERABILITY

            In the event a court or arbitrator declares that any provision of this Agreement is invalid or unenforceable, it shall not affect or invalidate any of the remaining provisions. Further, the court shall have the authority to re-write that portion of the Agreement it deems unenforceable, to make it enforceable.

      16. GOVERNING LAW

            The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement.

      17. INDEMNITY

            A. General. Cerprobe shall, to the fullest extent authorized by the Delaware General Corporation Law, as amended, indemnify and hold harmless Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses, liabilities and losses (including


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attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith.

            B. Expenses. This right to indemnification includes the right to be paid by Cerprobe the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by Executive shall be made only upon delivery to Executive of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to Executive after his termination of employment and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

            C. Claims for Indemnification or Expenses. If a claim under either A or B above is not paid in full by Cerprobe within 60 days after Cerprobe receives a written claim, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, Executive may at any time thereafter bring suit against Cerprobe to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by Cerprobe to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, shall be on Cerprobe.

      18. DISPUTE RESOLUTION

            A. Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement (excepting the confidentiality and non-disclosure provisions of Section 11 hereof, and the Covenant-Not-To-Compete provisions of
Section 12 hereof), or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section below writing and served upon the other. Any demand for mediation shall be made in writing party to the dispute, by certified mail, return receipt requested, at the business address of or at the last known residence address of Executive respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation learning will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator and shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA").

            B. Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 18(D). The mediator shall not serve


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as arbitrator. ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION
TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY CERPROBE OR A REPRESENTATIVE OF CERPROBE INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL
BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT,
WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of selection or appointment of the arbitrator. If Cerprobe has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C.
Sections 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the AAA. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

            C. Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of intentional discrimination claims prohibited by statute, the arbitrator may direct payment consistent with 42 U.S.C. Section 1981(a) and the Civil Rights Act of 1991. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Any award of punitive damages shall not exceed two times any compensatory award and in any event, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000). The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, except that court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

            D. Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator form a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within 10 days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Cerprobe from AAA. Executive shall have the first strike.


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      IN WITNESS WHEREOF, Cerprobe and Executive have executed this Agreement effective on the date set forth above.

                                    CERPROBE CORPORATION


                                    By: /s/ C. Zane Close
                                        _______________________________
                                    Name: C. Zane Close
                                    Its: Chief Executive Officer


                                    By: /s/ Ross J. Mangano
                                        _______________________________
                                    Name: Ross J. Mangano
                                    Its: Chairman of the Board of Directors


                                    "EXECUTIVE"

                                    /s/ Daniel J. Hill
                                    __________________________________
                                    Daniel J. Hill



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